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                                                                   EXHIBIT 99.1



                                   LETTERHEAD


                                                        F.N.B. CORPORATION
                                                        (NASDAQ: FBAN)
                                                        HERMITAGE, PA 16148

DATE:         November 15, 1996
FOR RELEASE:  Immediately
CONTACT:      John D. Waters
              V.P. and Chief Financial Officer
              (412) 983-3440

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                 F.N.B. CORPORATION AND WEST COAST BANCORP, INC.
                                 ANNOUNCE MERGER

HERMITAGE, PA -- F.N.B. Corporation and West Coast Bancorp, Inc. today announced the signing of a definitive agreement whereby West Coast will merge into Southwest Banks, Inc., a future subsidiary of F.N.B. Corporation. Under terms of the agreement, each share of West Coast will be exchanged for .794 share of F.N.B. Corporation common stock and the transaction will be accounted for as a pooling of interests. The exchange ratio currently represents a multiple of 1.7 times its September 30, 1996 book value. In addition to the per share value of $18.75, West Coast

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F.N.B. CORPORATION       November 15, 1996                                Page 2

shareholders will also receive increased cash dividends approximating $.13 per share over the next two quarters. Therefore, the consideration to be received by its shareholders will total $18.88 per share. F.N.B. Corporation will issue 1.3 million shares in the tax free exchange, making the total value of the transaction approximately $31 million.

         F.N.B. Corporation is a bank holding company headquartered in Hermitage, Pennsylvania, with $1.7 billion in assets. It operates five banks and a consumer finance subsidiary through 94 offices in Pennsylvania, eastern Ohio and southwest New York.

         Earlier this year, F.N.B. Corporation announced an affiliation with Southwest Banks, Inc., a bank holding company operating two banking subsidiaries, First National Bank of Naples with five locations in Collier County, and Cape Coral National Bank with two offices in Lee County. All required approvals have been obtained for this transaction, which is scheduled to close in January 1997.

         F.N.B. recently announced earnings for the first 9 months of 1996 of $15.4 million, $1.61 per share primary and $1.53 fully diluted, excluding the one-time SAIF assessment mandated by Congress. These results represent a 17% increase over the same period in 1995.

         West Coast Bancorp, Inc., a holding company headquartered in Cape Coral, Florida, operates a single banking subsidiary, First National Bank of Southwest Florida with five locations in Lee County. At September 30, 1996, its assets totaled $155 million


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F.N.B. CORPORATION      November 15, 1996                                 Page 3

and recently reported earnings of $847 thousand or $.55 per share for the first nine months of 1996.

         Michael Geml, President and Chief Executive Officer of West Coast Bancorp, Inc., remarked, "This merger represents an exciting business opportunity which will allow us to continue our commitment to superior customer service in an uninterrupted manner. In my opinion, this combination complements F.N.B. Corporation's growth strategy in Southwest Florida and creates a strong financial institution in the fastest growing area in the United States. First National of Southwest Florida and Cape Coral National Bank will merge their operations, resulting in the largest community bank in Cape Coral, commanding approximately 20% of the deposit market share. The Ft. Myers offices of West Coast will operate as a separate banking subsidiary, retaining the name First National Bank of Southwest Florida."

          Commenting on the proposed transaction, Peter Mortensen, Chairman and President of F.N.B. Corporation, said, "The merger with West Coast provides an opportunity to continue to employ our growing capital in this growth area." Mortensen is one of the founders of Southwest Banks, Inc., as well as its lead bank, First National Bank of Naples, and has served as a director of both entities since their formation in 1988. Mortensen added, "The transaction will result in zero earnings dilution to our shareholders in the first year. We view this merger as an "in-market" transaction and therefore will realize



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F.N.B. CORPORATION          November 15, 1996                             Page 4

substantial expense savings by combining the operations in Cape Coral. We are committed to retaining the best people of both organizations. Considering the growth potential and expansion plans, management's challenge is to reassign employees into productive jobs."

         On a proforma consolidated basis, F.N.B. Corporation would have total assets of at least $2.2 billion and total Shareholders' Equity of $200 million.

         In connection with the merger, West Coast granted an option to F.N.B. Corporation to acquire up to 19.9% of its stock, exercisable only if certain conditions are met. The merger requires approval by West Coast shareholders, as well as various regulatory authorities. Closing is expected in the second quarter of 1997.

         F.N.B. Corporation's common stock trades on NASDAQ under the symbol FBAN. West Coast Bancorp, Inc. trades on the NASDAQ National Market System using the symbol WBAN.